Resources Connection, Inc. Announces CFO Transition

DALLAS, Texas, September 3, 2026 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”) announced today that Jennifer Y. Ryu has resigned as the Company’s Chief Financial Officer, effective October 2, 2026. The Company will initiate a search for a successor, and Jessica Block will assume the role of interim Chief Financial Officer to ensure continuity and continued focus on the Company's strategic priorities.

Ms. Block joined RGP in March 2026 as Chief AI Officer, bringing more than 20 years of experience leading professional services businesses through growth, technology-driven change and operational transformation. Prior to joining RGP, she served on the executive leadership team of Factor, a global legal managed services and advisory firm, with responsibility for AI transformation and the global client delivery organization. During a period of significant operational change, she stepped in as interim CFO at Factor, providing leadership and oversight of the company's finance organization. Prior to Factor, she held senior leadership roles at global consulting and advisory firms, including the executive leadership team at Ankura Consulting during at time of rapid growth, and more than a decade at FTI Consulting. Her experience leading and scaling global businesses, combined with her technology expertise, positions her to support RGP through this transition and advance the company’s AI strategy.

ABOUT RGP
RGP (Nasdaq: RGP) has been redefining professional services for 30 years by closing the gap between advice and execution. RGP combines the flexibility of on-demand talent, the rigor of consulting, and the accountability of managed services for faster impact, smarter investment, and lower risk. The firm partners with CFOs and other C-suite leaders across finance, digital transformation, data, and cloud — connecting advisory to execution at global scale.

Based in Dallas, Texas, with offices worldwide, RGP annually engages with more than 1,500 clients around the world from 40 physical practice offices and multiple virtual offices. As of May 2026, RGP is proud to have served 90% of the Fortune 100 and has been recognized by U.S. News & World Report (2025-2026 Best Companies to Work for) and Forbes (America’s Best Midsize Employers 2026, America’s Best Management Consulting Firms 2025, World’s Best Management Consulting Firms 2025).

Resources Connection, Inc. (RGP) is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Investor Contact:
Jessica Block
(US+) 1-214-777-0600
Jessica.block@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com